Exhibit 5.2

53rd at Third
885 Third Avenue
New York, New York 10022-4834
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com

FIRM / AFFILIATE OFFICES
		Abu Dhabi	Moscow
		Barcelona	Munich
		Beijing	New Jersey
March 25, 2013		Boston	New York
		Brussels	Orange County
		Chicago	Paris
		Doha	Riyadh
		Dubai	Rome
		Frankfurt	San Diego
Huntsman International LLC		Hamburg	San Francisco
500 Huntsman Way		Hong Kong	Shanghai
Salt Lake City, UT 84108		Houston	Silicon Valley
		London	Singapore
		Los Angeles	Tokyo
Re:	Registration Statement on Form S-4 with respect to $250,000,000 Aggregate Principal Amount of 4.875% Senior Notes Due 2020	Madrid Milan	Washington, D.C.

Ladies and Gentlemen:

We have acted as special counsel to Huntsman Ethyleneamines LLC, Huntsman Fuels LLC, Huntsman International Fuels LLC and Huntsman Propylene Oxide LLC, each a limited liability company organized under the laws of Texas (collectively, the “Texas Guarantors”) in connection with the registration of $250,000,000 aggregate principal amount of 4.875% Senior Notes due 2020 (the “Exchange Notes”) by Huntsman International LLC, a limited liability company organized under the laws of Delaware (the “Issuer”) and the guarantees of the Exchange Notes by certain subsidiaries of the Issuer, including the Texas Guarantors (the “Guarantees”) under the Securities Act of 1933, as amended (the “Act”), on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on March 25, 2013 (the “Registration Statement”).  The Exchange Notes and the Guarantees will be issued pursuant to the indenture, dated as of November 19, 2012 (as supplemented to date, the “Indenture”), among the Issuer, the guarantors named therein and Wells Fargo Bank, National Association, as trustee (the “Trustee”).  The Exchange Notes and Guarantees will be issued in exchange (the “Exchange Offer”) for the Issuer’s outstanding 4.875% Senior Notes due 2020 issued on March 4, 2013 (the “Outstanding Notes”) on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and the letter of transmittal filed as an exhibit thereto.  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Notes and the Guarantees.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Issuer, the Texas Guarantors, and others as to factual matters without having independently verified such factual matters.

We are opining herein as to the internal laws of the States of New York and Texas and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.              Each of the Texas Guarantors is a limited liability company under the Texas Business Organizations Code. With your consent, based solely on certificates from public officials, we confirm that each of the Texas Guarantors is validly existing and in good standing under the laws of the State of Texas.

2.              The Indenture (including the Guarantees contained therein) has been duly authorized by all necessary limited liability company action of each of the Texas Guarantors and has been duly executed and delivered by each of the Texas Guarantors.  When the Exchange Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered against the due tender and delivery to the Trustee of the Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes as contemplated by the Registration Statement, the Guarantees will be legally valid and binding obligations of the Texas Guarantors, enforceable against the Texas Guarantors in accordance with their terms.

Our opinions are subject to:  (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses contained in Section 4.05 of the Indenture, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of any Exchange Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, (m) any provision to the extent it requires that a claim with respect to the Exchange Notes (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, and (n) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture, the Guarantees, and the Exchange Notes (collectively, the “Documents”) have been duly authorized by the parties thereto (other than the Texas Guarantors) and have been duly executed and delivered by the parties thereto (other than the Texas Guarantors), (b) that each of the Documents constitutes or will constitute legally valid and binding obligations of the parties thereto other than each of the Texas Guarantors, enforceable against each of them in accordance with their respective terms, and (c) that the status of each of the Documents as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.  We have further assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Exchange Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement and (ii) the Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion is filed as an exhibit.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  Stoel Rives LLP is authorized to rely upon the foregoing opinion in its capacity as legal counsel to the Issuer and in connection with the rendering of its opinion to the Issuer dated as of the date hereof as fully as if this opinion were addressed to it.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP